BCM RESOURCES CORPORATION

FOR IMMEDIATE RELEASE June 26, 2009

BCM Resources Corp. announces New Director.

BCM Resources Corporation welcomes Craig Thomas, LLB to the company’s Board of Directors. Mr. Thomas is a partner at Thomas, Rondeau LLP and specializes in the practice of corporate and securities law.

BCM Resources is a Vancouver-based mineral exploration company with two high-grade molybdenum discoveries at its 100% owned claims strategically located near Terrace, British Columbia. The molybdenum discoveries, located at the Company’s Shan South and Shan North properties have excellent infrastructure access including major waterway, highway, transcontinental railway and power. The nearby communities of Terrace and Smithers offer well-developed mining exploration service industries. This ready access to infrastructure lowers the economic threshold required to build a successful mining project.

The company’s summer exploration plans will be announced in the near future.

Signed on behalf of the Board of Directors:

Dale McClanaghan President & CEO

Contact: Deborah Goldbloom, Investor Relations
info@bcmresources.com
Telephone: 1 (604) 646-0144, ext. 223
Toll Free: 1 (888) 646-0144
www.bcmresources.com

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